Exhibit 99.1

First Real Estate Investment Trust of New Jersey, Inc. Adopts Stockholder Rights Plan

FREIT Board Committed to Protecting Value for All Stockholders

Highlights Kushner’s Transaction Record with FREIT and Ongoing Litigation with Kushner

HACKENSACK, NJ — July 31, 2023 — First Real Estate Investment Trust of New Jersey, Inc. (“FREIT” or the “Company”) (OTCM: FREVS) today announced that its Board of Directors has unanimously adopted a stockholder rights plan (the “Rights Plan”) following evaluation and consultation with the Company’s legal and financial advisors.

The Rights Plan is similar to plans adopted by other publicly traded companies incorporated in Maryland and is intended to protect the long-term interests of FREIT stockholders and to enable them to realize the full potential value of their investment. The Rights Plan has a three-year duration and the rights will be exercisable only if any person (or any persons acting as a group) acquires 10% or more of FREIT common stock. This ownership limitation better aligns FREIT with the ownership limitation of other REITs.

The Rights Plan does not preclude the Board from considering an offer that recognizes the full value of the Company. Rather, the Rights Plan will reduce the likelihood that any entity, person or group gains control of FREIT without paying an appropriate control premium. Importantly, the Rights Plan provides the Board with adequate time to fully assess its options following its receipt of an unsolicited, non-binding expression of interest from K Corp Acquisitions LLC, a Kushner company, to acquire FREIT.

While the Board will always evaluate credible proposals to maximize stockholder value, it is mindful that Charles Kushner has proven not to be a bona fide counterparty in a prior potential transaction with FREIT. As such, the Board believes any definitive agreement with Charles Kushner would carry significant, atypical closing and additional litigation risk.

The Rights Plan will benefit FREIT stockholders by providing the Company with enough time to pursue a final outcome in the previously announced ongoing litigation with Sinatra LLC, a Kushner company, related to Kushner’s abandonment of a January 2020 definitive agreement to acquire certain of FREIT’s assets. Following the outcome of the litigation, the Board will have greater flexibility to consider a value-maximizing transaction.

Additional Details of the Rights Plan

In connection with the adoption of the Rights Plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of FREIT common stock to stockholders of record as of the close of business on August 11, 2023. Initially, these rights will not be exercisable and will trade with the shares of FREIT common stock.

The Rights Plan provides several recognized stockholder protections, such as the following:

•	Under the Rights Plan, the rights generally will become exercisable if a person or group becomes an “acquiring person” by acquiring 10% or more of the common stock of FREIT (which includes stock subject to a derivative transaction or an acquired derivative security) or if a person commences a tender offer that could result in that person becoming an “acquiring person”.

•	If a person becomes an “acquiring person,” each holder of a right (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of common stock (or, subject to the terms of the Rights Plan, shares of preferred stock that are equivalent to shares of FREIT common stock) at a 50% discount. If FREIT is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock at a 50% discount. The Board, at its option, may exchange on a cashless basis, each right (other than rights owned by the acquiring person that have become null and void) in whole or in part, at an exchange ratio of one share of FREIT common stock per outstanding right, subject to adjustment.

Exhibit 99.1

•	The Rights will expire in three years on July 31, 2026, unless the rights have been previously redeemed or exchanged by the Board of Directors in accordance with the terms of the Rights Plan.

Under the Rights Plan, any person, entity or group that currently owns more than the triggering percentage may continue to own its shares of FREIT common stock but may not acquire any additional shares of common stock, or form a group with another owner of FREIT common stock, without triggering the Rights Plan.

Additional details about the Rights Plan will be contained in a Current Report on Form 8-K to be filed by FREIT with the Securities and Exchange Commission.

Advisors

Goldman Sachs & Co. LLC is acting as financial advisor to FREIT and Goodwin Procter LLP and Miles & Stockbridge P.C. are acting as legal counsel.

About FREIT

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey and New York, with the largest concentration in northern New Jersey. For more information, visit: www.freitnj.com.

Forward-Looking Statements

This Company release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “expect,” “plan,” “will,” “estimate,” “project,” “intend,” “believe,” “guidance,” “approximately,” “anticipate,” “may,” “should,” “seek” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management. These forward-looking statements are subject to known and unknown risks and uncertainties that you should not rely on as predictions of future events. Forward-looking statements depend on assumptions, data and/or methods which may be incorrect or imprecise and we may not be able to realize them. The following risks and uncertainties, among others, could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to: industry and economic conditions; the Company’s ability to satisfy the conditions to closing and complete the proposed transaction; the Company’s dependence upon its external manager to conduct its business and achieve its investment objectives; unknown liabilities acquired in connection with acquired properties or interests in real estate-related entities; general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of the Company’s properties, potential illiquidity of the Company’s remaining real estate investments, condemnations, and potential damage from natural disasters); the financial performance of the Company’s tenants; the impact of any financial, accounting, legal or regulatory issues or litigation that may affect the Trust and its major tenants; volatility and uncertainty in the financial markets, including potential fluctuations in the consumer price index; risks associated with the Company’s failure to maintain status as a REIT under the Internal Revenue Code of 1986, as amended; and other additional risks discussed in the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2022. The Company expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media & Investor Contact

Scott Bisang / Nick Lamplough / Jack Kelleher

Collected Strategies

FREIT-IR@collectedstrategies.com